Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Bob Lougee (800) 611-8488
Thursday, December 19, 2013		bob.lougee@usamobility.com

USA Mobility Extends Stock Repurchase Plan Through 2014

Springfield, VA (December 19, 2013) - USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging, mobile voice and data and unified communications solutions, today announced its Board of Directors has approved extension of the Company’s stock repurchase program from December 31, 2013 to December 31, 2014. In extending the plan, the Board also reset the repurchase authority to $15 million as of January 1, 2014.
Since the program began in 2008, USA Mobility has repurchased approximately 6.3 million shares of its common stock at an average price of $9.53 per share while maintaining appropriate cash balances and a strong balance sheet.

About USA Mobility
USA Mobility, Inc., headquartered in Springfield, Virginia, is a comprehensive provider of reliable and affordable wireless communications solutions to the healthcare, government, large enterprise and emergency response sectors through its wireless subsidiary, USA Mobility Wireless. In addition, through its software subsidiary, Amcom Software, it provides mission critical unified communications solutions nationally and internationally to leading organizations in such industries as healthcare, hospitality, education, business and government. Amcom connects people to each other and the data they need. Its software solutions include critical smartphone communications, contact center optimization, emergency management and clinical workflow improvement. As a single-source provider, USA Mobility Wireless focuses on the business-to-business marketplace and supplies wireless connectivity solutions to organizations nationwide. The Company operates the largest one-way paging and advanced two-way paging networks in the United States. USA Mobility Wireless also offers mobile voice and data services through Sprint Nextel and T-Mobile, including BlackBerry® smartphones and GPS location applications. Its product offerings include customized wireless connectivity systems for the healthcare, government and other campus environments.  For further information visit www.usamobility.com and www.amcomsoftware.com.
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